Brendan Carr Chairman

FEDERAL COMMUNICATIONS COMMISSION WASHINGTON, DC 20554

May 9, 2025

Mr. Charles W. Ergen

Chairman of the Board of Directors EchoStar Corporation

9601 South Meridian Boulevard Englewood, Colorado 80112

RE: EchoStar’s Spectrum Licenses

Dear Mr. Ergen:

The FCC has an obligation to ensure that the companies we regulate comply with the terms of their federal spectrum licenses. As you know, EchoStar or its affiliated companies hold a large number of FCC spectrum licenses that cover a significant amount of spectrum. I am therefore writing to inform you that I have asked the FCC’s staff to take several steps regarding spectrum licenses that your companies hold.

Specifically, I have directed agency staff to begin a review of EchoStar’s compliance with its federal obligations to provide 5G service throughout the United States per the terms of its federal spectrum licenses.

As you know, buildout obligations are one way that the FCC can ensure that Americans, including those living in rural communities, have a fair shot at next-generation connectivity. After all, failure to meet buildout obligations leaves these communities behind.

In 2019, EchoStar’s predecessor, DISH, agreed to meet specific buildout obligations in connection with a number of spectrum licenses across several different bands. In particular, the FCC agreed to relax some of EchoStar’s then-existing buildout obligations in exchange for EchoStar’s commitment to put its licensed spectrum to work deploying a nationwide 5G broadband network. EchoStar promised—among other things—that its network would cover, by June 14, 2025, at least 70% of the population within each of its licensed geographic areas for its AWS-4 and 700 MHz licenses, and at least 75% of the population within each of its licensed geographic areas for its H Block and 600 MHz licenses.

The terms of the deal were clear. The FCC structured the buildout obligations to prevent spectrum warehousing and to ensure that Americans would gain broader access to high-speed wireless services, including in underserved and rural areas. To ensure that EchoStar’s commitments were credible, the FCC provided that EchoStar’s failure to meet its new buildout requirements could result in the loss of its spectrum licenses and significant financial payments. In the end, the Commission noted that the 2019 commitments would increase EchoStar’s incentives to grow market share and provide robust competition.

Rather than abiding by the terms of that 2019 Commission-level decision, EchoStar negotiated behind closed doors during the previous Administration in September 2024. Under the terms of that bureau-level decision, EchoStar would no longer have to meet the June 2025 buildout obligations—meaning, its commitment to provide 5G to a broad swath of America. Nor would EchoStar have to face the agreed-upon consequences for failing to do so. Instead, EchoStar would generally kick the can down the road while agreeing to buildout milestones for some major-market licenses by December 2024, along with other commitments. Today, there are fewer Boost Mobile subscribers than when EchoStar acquired the company five years ago.

Of course, 2024 was not the first time EchoStar sought extensions or missed milestones. Neither was 2019. Earlier, in 2017, the company informed the FCC that it would not meet its interim coverage and service milestones for its AWS-4 and Lower 700 MHz E Block licenses. Then, in 2018, EchoStar informed the FCC that it would not meet its interim coverage and service milestones for its H Block licenses.

That history is relevant today. Currently before the FCC are filings from EchoStar that claim to satisfy the bureau’s new December 2024 buildout obligation. But questions remain regarding these submissions. Accordingly, I have asked FCC staff to investigate EchoStar’s compliance with its buildout milestones.

At the same time, a petition for reconsideration of the 2024 bureau-level extension of the 2019 Commission-level buildout obligations remains pending at the FCC. Given the issues raised in that filing, I have asked FCC staff to seek public comment on the petition and the bureau’s 2024 extension of EchoStar’s buildout obligations. More generally, to help inform the FCC’s thinking about EchoStar’s use of spectrum, I have also asked agency staff to issue a public notice seeking comment on the scope and scale of MSS utilization in the 2 GHz band that is currently licensed to EchoStar or its affiliates.

As I am sure you understand, the deployment of broadband service throughout the country, and the robust and efficient use of the nation’s spectrum resources, is of paramount importance to the FCC.

Sincerely,

Brendan Carr